UNITED STATES
SECURITIES EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

KINROSS GOLD CORPORATION

(Exact Name of Company as Specified in its Charter)

Province of Ontario, Canada	98-0162236
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

25 York Street, 17th Floor
Toronto, Ontario, Canada	M5J 2V5
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Common Shares	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:   N/A
                                                                                                                                      (if applicable)
Securities to be registered pursuant to Section 12(g) of the Act:
N/A

(Title of class)

Explanatory Note

         This Amendment No. 2 amends and supplements the Registration Statement on Form 8-A12B filed by the Registrant on January 29, 2003, Registration No. 001-13382, as previously amended on Form 8-A12B/A filed April 11, 2012.

ITEM 1.  DESCRIPTION OF CORPORATION'S SECURITIES TO BE REGISTERED

The Shareholder Rights Plan Agreement dated as of February 26, 2009 and as amended and restated as of February 15, 2012 was approved by the shareholders of Registrant at the annual meeting held May 9, 2012.  This approval extended the Shareholder Rights Plan Agreement until the annual shareholder meeting to be held in 2015.  In addition, a limited number of changes were made to the Agreement.  These minor amendments include changes to the following definitions:

(i)   Exempt Acquisition – The definition has been modified with respect to Share acquisitions to include amalgamations, plan of arrangements or other statutory procedures having similar effect which have been approved by the Board and the holders of Shares by the requisite majority or majorities of the holders of Shares at a meeting duly called and held for such purpose in accordance with the provisions of the OBCA, the Company’s by-laws and any other applicable legal requirements; and

(ii)           Pro Rata Acquisition – The definition has been modified to include the acquisition of Voting Shares by a Person pursuant to a stock dividend, stock split or other event in respect of securities of one or more particular classes or series of the Company pursuant to which such person becomes the Beneficial owner of Voting Shares on the same pro rata basis as all other holders of securities of the particular class or series.

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ITEM 2.  EXHIBITS

The following exhibits are filed as part of this Registration Statement on Form 8-A/A.

Exhibit Number	SEC Reference Number	Title of Document	Location

Item 3.
3.1	1	Articles of Amalgamation dated January 1, 2011	Previously filed(1)
3.2	2	Amended and Restated By-Law No. 1	Previously filed(1)

Item 4.
4.1	1	Shareholder Rights Plan Agreement, dated February 26, 2009, and as amended and restated as of February 15, 2012 between Kinross Gold Corporation and Computershare Investment Services Inc.	Previously filed(2)

(1)
The Articles of Amalgamation dated January 1, 2011 and the Amended and Restated By-Law No. 1 were filed as Exhibit 3.1 and 3.2, respectively, to Registrant’s 8-A12B/A filed April 11, 2012 and are incorporated herein by this reference.

(2)
The Shareholder Rights Plan Agreement dated February 26, 2009 and as amended and restated as of February 15, 2012 was filed as Exhibit 99.1 to Registrant’s report on Form 6-K filed May 16, 2012 and is incorporated herein by this reference.

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: May 31, 2012	KINROSS GOLD CORPORATION

	By:	/s/ SHELLEY RILEY
Shelley Riley, Vice President, Office Services and Corporate Secretary

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